CORRECTION: iWallet Corporation Advances to Final Prototype Stage for iWallet 2.0 and iPassport, Setting New Standards in Premium Security Accessories

Correction to the email address and addition of forward-looking statement.

RENO, NEVADA / ACCESS Newswire / April 3, 2025 / iWallet Corporation (IWAL) today announced it has reached a pivotal milestone in the development of its next-generation products, the iWallet 2.0 and iPassport, with final production prototypes slated for completion by the end of the second quarter of 2025. These products represent a significant leap forward in premium, security-focused accessories, tailored for the modern, mobile lifestyle.

The iWallet 2.0 redefines the everyday wallet with its sleek, compact design and unparalleled security features. Constructed from aerospace-grade titanium, it offers exceptional durability and a lightweight profile, surpassing both steel and carbon fiber in strength-to-weight ratio. Key features include advanced biometric fingerprint authentication, integrated Bluetooth tracking, and robust RFID-blocking technology, ensuring the protection of up to eight credit cards.

Complementing the iWallet 2.0 is the iPassport, a premium travel wallet designed for the discerning global traveler. Crafted from the same high-grade titanium, the iPassport provides secure storage for passports, credit cards, and essential travel documents. It mirrors the iWallet 2.0’s advanced security features, including biometric access, Bluetooth tracking, and RFID protection, offering peace of mind during international travel.

iWallet Corporation’s engineering team boasts a distinguished pedigree, comprising talent from leading consumer technology brands, including Apple, Beats by Dre and Motorola. Notably, team members have contributed to the design of the iPad camera and project management for Beats by Dre. iWallet ensures superior build quality by utilizing a manufacturing partner that produces titanium parts for premium smartphones, employing a unique laser-cutting technique to maintain tight tolerances.

“The iWallet 2.0 and iPassport represent a fusion of cutting-edge design, robust security, and practical functionality, catering to the demands of today’s dynamic lifestyles. We’ve elevated our previous innovations by integrating the latest technological advancements,” stated Steven Cabouli, Founder and CEO of iWallet Corporation. “As we approach prototype completion, we are eager to move forward with the launch of these exceptional products.”

In addition, iWallet Corporation has finalized its investor presentation, which will be accessible on its soon-to-be-launched website. The site will feature detailed product showcases, company updates, and comprehensive investor resources.

iWallet Corporation will continue to provide updates and share key milestones through its official communication channels as product development progresses.

About iWallet Corporation

iWallet Corporation (IWAL) is dedicated to creating premium, security-focused accessories that blend innovative design with advanced technology. The company’s products are engineered to meet the needs of the modern, mobile consumer, offering unparalleled protection and functionality.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in these statements.

Contact Information

STEVEN CABOULI

CEO

info@iwal.tech

(858)610-2958

SOURCE: iWallet Corp.